Exhibit 99.1

BROWN SHOE UPDATES SALES PERFORMANCE AND ANNOUNCES PARTICIPATION AT INVESTOR CONFERENCE

Consolidated Net Sales Increase 16.9 percent and Famous Footwear Comparable Same-Store Sales Increase 16.0 percent for the Four-Weeks Ended May 29, 2010

ST. LOUIS, MISSOURI, June 7 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that the Company will be presenting at the 30th Annual Piper Jaffray Consumer Conference held at the Westin Times Square in New York City on Wednesday, June 9, at 2:30 p.m. Eastern Time.  Ron Fromm, Chairman and Chief Executive Officer, and Mark Hood, Chief Financial Officer, will host the presentation. The presentation will be webcast live at www.brownshoe.com/investor.

In conjunction with the presentation, the Company plans to discuss its business strategies and recent sales performance from the month of May.  For the four weeks ended May 29, 2010, consolidated net sales increased 16.9 percent, reflecting the continued broad-based momentum across its portfolio.  The results were driven by a same-store sales increase at Famous Footwear of 16.0 percent, a same-store sales increase at its Specialty Retail division of 7.4 percent, and a gain of 28.2 percent from its Wholesale division.

About Brown Shoe Company, Inc.

Brown Shoe is a $2.3 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 270 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515